Exhibit 99.1

Inspire Medical Systems, Inc. Announces First Quarter 2021 Financial Results
and Updates 2021 Outlook

MINNEAPOLIS, Minnesota - May 4, 2021 - Inspire Medical Systems, Inc. (NYSE: INSP) ("Inspire"), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter ended March 31, 2021.

Recent Business Highlights
•Generated revenue of $40.4 million in the first quarter of 2021, an 89% increase over the same quarter last year
•Reported gross margin of 85.2% in the first quarter of 2021, an increase over the 84.6% reported in the same quarter last year
•Activated 47 new centers in the U.S. in the first quarter of 2021, bringing the total to 472 U.S. medical centers implanting Inspire therapy
•Created 10 new U.S. sales territories in the first quarter of 2021, bringing the total to 117 U.S. sales territories
•Received U.S. Food and Drug Administration ("FDA") approval for the Inspire two-incision implant procedure, which significantly reduces the surgical procedure time and announces CE Mark approval for Europe of the two-incision implant procedure today
•Received FDA approval of new physician programmer platform and commenced commercial launch
•Entered into exclusive distribution agreement with Japan Lifeline Co., Ltd ("JLL") to commercialize Inspire therapy in Japan, following successful completion of reimbursement review of Inspire therapy by the Minister of Health Labour and Welfare ("MHLW")

“We continued to execute on our key commercial initiatives during the first quarter,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. "We did experience the expected seasonality early in the first quarter of 2021 due to high deductible insurance plans resetting as well as the resurgence of COVID-19 in certain geographies, but the team performed extremely well to overcome these challenges. Our growth in the quarter was primarily driven by the increased number of procedures occurring at existing centers, as well as the continued addition of new implanting centers and territory managers. Based on our strong performance in the first quarter and the anticipated continuation of positive implant growth trends in 2021, we are raising our full year 2021 revenue guidance to between $192 million to $196 million, an increase from our prior guidance of $183 million to $188 million."

”The 47 new U.S. implanting centers we added in the first quarter was well above our guidance of 34 to 38 new centers per quarter in 2021. Further, we created 10 new sales territories in the first quarter in the U.S., also well above our guidance of seven to eight new territories,” continued Mr. Herbert. “We expect that these new centers and territories will have a beneficial impact on our long-term growth. In addition, the FDA approval of our two-incision implant procedure has already had a positive impact on our U.S. business. Further, our recent distribution agreement with JLL in Japan, following successful completion of reimbursement review of Inspire therapy by the MHLW, is expected to be an important future growth driver for Inspire therapy.”

First Quarter 2021 Financial Results

Revenue was $40.4 million for the three months ended March 31, 2021, an 89% increase from $21.3 million in the corresponding period in the prior year. U.S. revenue for the quarter was $37.8 million, an increase of 96% as compared to the prior year quarter. First quarter European revenue was $2.6 million, an increase of 25% as compared to the first quarter of 2020.

Gross margin increased to 85.2% for the three months ended March 31, 2021, compared to 84.6% for the corresponding prior year period, with the improvement primarily due to manufacturing efficiencies and higher sales volume.

Operating expense increased to $50.1 million for the first quarter of 2021, as compared to $34.5 million in the corresponding prior year period, an increase of 45%. This planned increase primarily reflected ongoing investments in the expansion of the U.S. and European sales organizations, direct-to-patient marketing programs, and continued product development efforts, as well as increased general corporate costs.

Net loss was $16.2 million for the first quarter of 2021, consistent with the corresponding prior year period. The diluted net loss per share for the first quarter of 2021 was $0.60 per share, as compared to $0.67 in the prior year period.

As of March 31, 2021, cash, cash equivalents and investments were $226.1 million, compared to $234.4 million at December 31, 2020.

Full Year 2021 Guidance

Given the positive trends during the first quarter, Inspire is increasing its full year 2021 revenue guidance to between $192 million to $196 million, which would represent growth of approximately 66% to 70% over full year 2020 revenue of $115.4 million. Gross margin for full year 2021 is now anticipated to be in the range of 84% to 85%. This compares to the prior revenue guidance of $183 million to $188 million and gross margin guidance of 83% to 85%.

In addition, Inspire is increasing its guidance around the opening of new U.S. medical centers to a range of 36 to 40 per quarter for the remainder of the year, as compared to the prior guidance of 34 to 38 centers. The Company is maintaining its guidance of adding eight to nine new territories per quarter in 2021.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, May 4, 2021, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, May 4th at 5:00 p.m. Eastern Time:
Domestic:            877-407-0792
International:            201-689-8263
Conference ID:            13717525
Webcast:            http://public.viavid.com/index.php?id=143909

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2021 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2021 and the impact of such additions, our strategy to grow and scale our business, statements regarding the expected timing of the formal listing of Inspire therapy in the Japan National Health Insurance Payment Listing and the first implants of the Inspire therapy in Japan, and our ability to realize the anticipated benefits of the planned commercialization of Inspire therapy in Japan. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of the ongoing and global COVID-19 pandemic; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; the timing or likelihood of regulatory filings and approvals; risks related to our debt and capital structure; our ability to establish and maintain intellectual property protection for our Inspire therapy and system or avoid claims of infringement; tax risks; risks that we may be deemed an investment company under the Investment Company Act of 1940; regulatory risks; risks related to our ceasing to qualify as a smaller reporting company or an emerging growth company; the volatility of the trading price of our common stock; and our expectations about market trends. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue	$40,352	$21,347
Cost of goods sold	5,981	3,297
Gross profit	34,371	18,050
Operating expenses:
Research and development	8,154	5,438
Selling, general and administrative	41,906	29,052
Total operating expenses	50,060	34,490
Operating loss	(15,689)	(16,440)
Other expense (income):
Interest income	(57)	(642)
Interest expense	523	525
Other expense (income), net	38	(78)
Total other expense (income)	504	(195)
Loss before income taxes	(16,193)	(16,245)
Income taxes	23	—
Net loss	(16,216)	(16,245)
Other comprehensive loss:
Unrealized (loss) gain on investments	(20)	193
Total comprehensive loss	$(16,236)	$(16,052)
Net loss per share, basic and diluted	$(0.60)	$(0.67)
Weighted average common shares used to compute net loss per share, basic and diluted	27,144,361	24,165,875

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$182,348	$190,518
Investments, short-term	43,796	43,844
Accounts receivable, net of allowance for credit losses of $35 and $42, respectively	21,646	25,063
Inventories	11,385	8,479
Prepaid expenses and other current assets	1,609	1,965
Total current assets	260,784	269,869
Property and equipment, net	6,791	5,311
Operating lease right-of-use asset	5,634	5,805
Other non-current assets	204	204
Total assets	$273,413	$281,189
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$9,057	$7,209
Accrued expenses	10,365	13,516
Total current liabilities	19,422	20,725
Notes payable	24,804	24,746
Other non-current liability	97	85
Total liabilities	50,282	51,442
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common Stock, $0.001 par value per share; 200,000,000 shares authorized; 27,203,073 and 27,069,276 issued and outstanding at March 31, 2021 and December 31, 2020, respectively	27	27
Additional paid-in capital	476,658	467,038
Accumulated other comprehensive income	9	29
Accumulated deficit	(253,563)	(237,347)
Total stockholders' equity	223,131	229,747
Total liabilities and stockholders' equity	$273,413	$281,189